                             BRIAR BAY RACQUET CLUB
                                13100 SW 92 AVE.
                                 MIAMI, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 20, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 14, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14(th) Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    BRIAR BAY RACQUET CLUB
       13100 SW 92 AVE.
       MIAMI, DADE COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 194 units with a total of 175,835 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 6.49 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 94% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 20, 2003 is:

                                     ($12,500,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.

                                 -s- Alice MacQueen
July 14, 2003                    Alice MacQueen
#053272                          Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                   #RZ0002202

Assisted By:
John S. Trabold, MAI

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary................................................................   4
Introduction.....................................................................   9
Area Analysis....................................................................  11
Market Analysis..................................................................  14
Site Analysis....................................................................  16
Improvement Analysis.............................................................  16
Highest and Best Use.............................................................  17

                                    VALUATION

Valuation Procedure..............................................................  18
Sales Comparison Approach........................................................  20
Income Capitalization Approach...................................................  26
Reconciliation and Conclusion....................................................  37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Briar Bay Racquet Club
LOCATION:                     13100 SW 92 Ave.
                              Miami, Florida

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 20, 2003
DATE OF REPORT:               July 14, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

    Size:                     6.49 acres, or 282,704 square feet
    Assessor Parcel No.:      30-5016-050-0020
    Floodplain:               Community Panel No. 12025C0260J (March 2, 1994)
                              Flood Zone AE, an area inside the
                              floodplain.
    Zoning:                   RU-4M (Modified Apartment House District)

BUILDING:

     No. of Units:            194 Units
     Total NRA:               175,835 Square Feet
     Average Unit Size:       906 Square Feet
     Apartment Density:       29.9 units per acre
     Year Built:              1974

UNIT MIX AND MARKET RENT:

                          GROSS RENTAL INCOME PROJECTION
-------------------------------------------------------------------------------------------
                                             Market Rent
                         Square          -------------------     Monthly           Annual
   Unit Type              Feet           Per Unit     Per SF      Income           Income
-------------------------------------------------------------------------------------------
1Br/1Ba - 1A10             750             $745        $0.99     $ 23,840        $  286,080
1Br/1Ba - 1B10             785             $750        $0.96     $ 45,000        $  540,000
2 Br/1 Ba - 2A10           970             $865        $0.89     $ 19,895        $  238,740
2 Br/1 Ba - 2B10           975             $870        $0.89     $ 13,050        $  156,600
2Br/2Ba - 2A20           1,000             $950        $0.95     $ 24,700        $  296,400
2Br/2Ba - 2B20           1,100             $945        $0.86     $ 35,910        $  430,920
                                                                 --------        ----------
                                                       Total     $162,395        $1,948,740
                                                                 --------        ----------

OCCUPANCY:                    94%
ECONOMIC LIFE:                45 Years
EFFECTIVE AGE:                25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

REMAINING ECONOMIC LIFE:      20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

          [PICTURE]                                              [PICTURE]

INTERIOR - VIEW OF CLUBHOUSE                                EXTERIOR - POOL AREA

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                               NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

    As Vacant:                Hold for future multi-family development
    As Improved:              Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

        DIRECT CAPITALIZATION                                Amount               $/Unit
        ---------------------                                ------               ------
Potential Rental Income                                   $1,948,740              $10,045
Effective Gross Income                                    $1,928,641              $9,941
Operating Expenses                                        $811,322                $4,182            42.1% of EGI
Net Operating Income:                                     $1,068,819              $5,509

Capitalization Rate                                       9.00%
DIRECT CAPITALIZATION VALUE                               $11,900,000 *           $61,340 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                            10 years
2002 Economic Vacancy                                     9%
Stabilized Vacancy & Collection Loss:                     8%
Lease-up / Stabilization Period                           N/A
Terminal Capitalization Rate                              10.00%
Discount Rate                                             11.00%
Selling Costs                                             2.00%
Growth Rates:
    Income                                                3.00%
    Expenses:                                             3.00%
DISCOUNTED CASH FLOW VALUE                                $12,500,000 *           $64,433 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                    $12,500,000             $64,433 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:

    Range of Sales $/Unit (Unadjusted)                    $50,298 to $65,942
    Range of Sales $/Unit (Adjusted)                      $60,860 to $76,163
VALUE INDICATION - PRICE PER UNIT                         $12,600,000 *           $64,948 / UNIT

EGIM ANALYSIS

    Range of EGIMs from Improved Sales                    5.13 to 8.56
    Selected EGIM for Subject                             6.50
    Subject's Projected EGI                               $1,928,641
EGIM ANALYSIS CONCLUSION                                  $12,500,000 *           $64,433 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                          $12,600,000 *           $64,948 / UNIT

RECONCILED SALES COMPARISON VALUE                         $12,600,000             $64,948 / UNIT

_____________________________

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
    Price Per Unit                                        $12,600,000
    NOI Per Unit                                          $12,600,000
    EGIM Multiplier                                       $12,500,000
INDICATED VALUE BY SALES COMPARISON                       $12,600,000        $64,948 / UNIT

INCOME APPROACH:
    Direct Capitalization Method:                         $11,900,000
    Discounted Cash Flow Method:                          $12,500,000
INDICATED VALUE BY THE INCOME APPROACH                    $12,500,000        $64,433 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $12,500,000        $64,433 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 13100 SW 92 Ave., Miami, Dade County, Florida. Miami identifies it as 30-5016-050-0020.


SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by John S. Trabold, MAI on May 20, 2003. Alice MacQueen has not made a personal inspection of the subject property. John S. Trabold, MAI assisted Alice MacQueen with the research, valuation analysis and writing the report. Alice MacQueen and John S. Trabold, MAI have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 20, 2003. The date of the report is July 14, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute,

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

1993), as:

    "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

 MARKETING PERIOD:           6 to 12 months
 EXPOSURE PERIOD:            6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP 4. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years. According to public records, this property was acquired in 1982 at a cost of $7,450,000.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Miami, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - US 1
West   - SW 95 Avenue
South  - SW 144 Street
North  - SW 128 Street

MAJOR EMPLOYERS

Major employers in the subject's area include Dade County Public Schools, Metropolitan Dade County, State of Florida, Winn-Dixie Stores, Florida Power & Light Co., Burdines Department Stores, K-Mart, and Publix Super Markets. The overall economic outlook for the area is considered very favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA


                                            NEIGHBORHOOD DEMOGRAPHICS
-------------------------------------------------------------------------------------------------------
                                                         AREA
                                  --------------------------------------------------
CATEGORY                          1-MI. RADIUS       3-MI. RADIUS       5-MI. RADIUS            MSA
-------------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                     10,615            105,296            270,413          2,297,162
5-Year Population                      10,872            107,521            280,767          2,441,631
% Change CY-5Y                            2.4%               2.1%               3.8%               6.3%
Annual Change CY-5Y                       0.5%               0.4%               0.8%               1.3%

HOUSEHOLDS
Current Households                      4,053             35,821             92,780            785,413
5-Year Projected Households             4,168             36,301             95,299            822,309
% Change CY - 5Y                          2.8%               1.3%               2.7%               4.7%
Annual Change CY-5Y                       0.6%               0.3%               0.5%               0.9%

INCOME TRENDS
Median Household Income            $   69,296         $   66,227         $   56,401         $   33,054
Per Capita Income                  $   34,299         $   31,295         $   27,366         $   18,389
Average Household Income           $   94,678         $   91,781         $   79,745         $   53,787

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                                 HOUSING TRENDS
--------------------------------------------------------------------------------------------------
                                                           AREA
                                      ----------------------------------------------
CATEGORY                              1-MI. RADIUS      3-MI. RADIUS    5-MI. RADIUS         MSA
--------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                  27.43%            22.20%          25.62%           37.56%
5-Year Projected % Renting               29.46%            22.33%          25.10%           36.46%

% of Households Owning                   67.68%            72.71%          68.67%           52.69%
5-Year Projected % Owning                65.84%            72.66%          69.33%           54.16%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Briarwoods Condominiums
South  - Single-family residences
East   - Single-family residences
West   - Single-family residences, Briar Bay Golf Course

CONCLUSIONS

The subject is well located within the city of Miami. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be very favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Miami in Dade County. The overall pace of development in the subject's market is more or less stable. Due to a scarcity of land parcels within close proximity to the subject property, there has been no new development in the area over the past several years. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE
-------------------------------------------------------------------
Period                             Region                 Submarket
-------------------------------------------------------------------
4Q01                                 N/A                    1.9%
1Q02                                 N/A                    1.3%
2Q02                                 N/A                    1.6%
3Q02                                 N/A                    2.5%
4Q02                                 N/A                    3.1%
1Q03                                 6.6%                   4.3%

Source: REIS

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Although the Kendall West market is outperforming the Miami market, it has been suffering from a gradually increasing vacancy rate. No new construction and the overall desirability of this submarket should insulate the market from any further precipitous declines in vacancy.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT
-------------------------------------------------------------------------------------
Period                        Region         % Change         Submarket      % Change
-------------------------------------------------------------------------------------
4Q01                            N/A             -               $819              -
1Q02                            N/A             N/A             $822            0.4%
2Q02                            N/A             N/A             $833            1.3%
3Q02                            N/A             N/A             $821           -1.4%
4Q02                            N/A             N/A             $822            0.1%
1Q03                            N/A             N/A             $828            0.7%

Source: REIS

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA


                                       COMPETITIVE PROPERTIES
--------------------------------------------------------------------------------------------------------------
No.               Property Name         Units         Ocpy.     Year Built            Proximity to subject
--------------------------------------------------------------------------------------------------------------
R-1          Briarwood                   628           97%         1972           1-mile south of the subject
R-2          Continental Gardens         208           95%         1971           2-miles northeast of subject
R-3          Nob Hill                    314           85%         1969           3-miles northwest of subject

Subject      Briar Bay Racquet Club      194           94%         1974

Rates have only increased from $819 to $828 during this time period. This is directly a function of the decreasing occupancy levels.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   6.49 acres, or 282,704 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           12025C0260J, dated March 2, 1994
    Flood Zone                Zone AE
  Zoning                      RU-4M, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                          ASSESSED VALUE - 2002
                             ----------------------------------------------        TAX RATE /        PROPERTY
PARCEL NUMBER                   LAND            BUILDING           TOTAL           MILL RATE           TAXES
--------------------------------------------------------------------------------------------------------------
30-5016-050-
    0020                     $1,060,140        $6,505,860        $7,566,000          0.02186          $165,397

IMPROVEMENT ANALYSIS

  Year Built                  1974
  Number of Units             194
  Net Rentable Area           175,835 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Reinforced Concrete
    Exterior Walls            Concrete
    Roof                      Built-up asphalt with or without gravel over a
                              reinforced concrete beams structure
  Project Amenities           Amenities at the subject include a
                              swimming pool, tennis court, meeting hall, laundry
                              room, business office, and parking area.
  Unit Amenities              Individual unit amenities include a
                              garage, balcony, fireplace, cable TV connection, vaulted ceiling, and washer dryer connection.
                              Appliances available in each unit include

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                            a refrigerator, stove, dishwasher, garbage disposal, washer/dryer, and oven.

Unit Mix:

                                                Unit Area
   Unit Type          Number of Units           (Sq. Ft.)
---------------------------------------------------------
1Br/1Ba - 1A10              32                      750
1Br/1Ba - 1B10              60                      785
2 Br/1 Ba - 2A10            23                      970
2 Br/1 Ba - 2B10            15                      975
2Br/2Ba - 2A20              26                    1,000
2Br/2Ba - 2B20              38                    1,100

Overall Condition            Average
Effective Age                25 years
Economic Life                45 years
Remaining Economic Life      20 years
Deferred Maintenance         None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 194-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                     COMPARABLE                 COMPARABLE
         DESCRIPTION                       SUBJECT                      I - 1                      I - 2
------------------------------------------------------------------------------------------------------------------
  Property Name                   Briar Bay Racquet Club     Park Place Apartments      Meadows at Kendall Lakes

LOCATION:
  Address                         13100 SW 92 Ave.           10755 SW 108 Ave.          13781 SW 66 St.
  City, State                     Miami, Florida             Miami, Florida             Miami, Florida
  County                          Dade                       Dade                       Dade
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          175,835                    101,423                    166,439
  Year Built                      1974                       1986                       1973
  Number of Units                 194                        96                         168
  Unit Mix:                            Type           Total    Type          Total        Type           Total
                                  1Br/1Ba - 1A10        32   1Br/1Ba            6       1Br/1Ba           87
                                  1Br/1Ba - 1B10        60   2Br/2Ba           90       2Br/2Ba           74
                                  2 Br/1 Ba - 2A10      23                              3Br/2Ba            7
                                  2 Br/1 Ba - 2B10      15
                                  2Br/2Ba - 2A20        26
                                  2Br/2Ba - 2B20        38
  Average Unit Size (SF)          906                        1,056                      991
  Land Area (Acre)                6.4900                     3.7900                     7.3410
  Density (Units/Acre)            29.9                       25.3                       22.9
  Parking Ratio (Spaces/Unit)     1.80                       1.67                       0.60
  Parking Type (Gr., Cov., etc.)  Open                       Open                       Open
CONDITION:                        Very Good                  Good                       Good
APPEAL:                           Very Good                  Good                       Good
AMENITIES:
  Pool/Spa                        Yes/No                     Yes/No                     Yes/No
  Gym Room                        No                         No                         No
  Laundry Room                    Yes                        Yes                        No
  Secured Parking                 No                         No                         No
  Sport Courts                    Yes                        No                         No
  Washer/Dryer Connection         No                         Yes                        Yes

OCCUPANCY:                        94%                        95%                        100%
TRANSACTION DATA:
  Sale Date                                                  April, 2001                November, 2000
  Sale Price ($)                                             $5,300,000                 $8,450,000
  Grantor                                                    Prado Apartments, Ltd.     Meadows at Kendall Lakes
  Grantee                                                    Park Place Apartments      Meadows Investment Holding
  Sale Documentation                                         19594-4151                 19369-2942
  Verification                                               Confidential               Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                                         Total $    $/Unit   $/SF     Total $    $/Unit  $/SF
  Potential Gross Income                                     $910,440   $9,484   $8.98  $1,648,200   $9,811  $9.90
  Vacancy/Credit Loss                                        $ 45,522   $  474   $0.45  $        0   $    0  $0.00
  Effective Gross Income                                     $864,918   $9,010   $8.53  $1,648,200   $9,811  $9.90
  Operating Expenses                                         $288,000   $3,000   $2.84  $  537,600   $3,200  $3.23
  Net Operating Income                                       $576,918   $6,010   $5.69  $1,110,600   $6,611  $6.67

NOTES:                                                       None                       None

  PRICE PER UNIT                                                  $55,208                       $50,298
  PRICE PER SQUARE FOOT                                           $ 52.26                       $ 50.77
  EXPENSE RATIO                                                      33.3%                         32.6%
  EGIM                                                               6.13                          5.13
  OVERALL CAP RATE                                                  10.89%                        13.14%
  Cap Rate based on Pro Forma or                                   ACTUAL                        ACTUAL
    Actual Income?

                                           COMPARABLE                   COMPARABLE                   COMPARABLE
         DESCRIPTION                         I - 3                         I - 4                        I - 5
---------------------------------------------------------------------------------------------------------------------
  Property Name                   Club Kendall                 Wellington Manor              Berkley Square

LOCATION:
  Address                         9950 Kendall Drive           10805 SW 88 St.               10900 SW 104 St.
  City, State                     Miami, Florida               Miami, Florida                Miami, Florida
  County                          Dade                         Dade                          Dade
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          173,690                      187,714                       75,061
  Year Built                      1968                         1969                          1973
  Number of Units                 176                          207                           79
  Unit Mix:                         Type          Total          Type           Total          Type    Total
                                  1Br/1Ba           70         1Br/1Ba            N/A        1Br/1Ba    39
                                  2Br/2Ba          106         2Br/2Ba            N/A        2Br/2Ba    40
                                                               3Br/2Ba            N/A

  Average Unit Size (SF)          987                          907                           950
  Land Area (Acre)                7.0000                       8.3600                        24.1500
  Density (Units/Acre)            25.1                         24.8                          3.3
  Parking Ratio (Spaces/Unit)     2.03                         N/A                           2.21
  Parking Type (Gr., Cov., etc.)  Open                         Open                          Open
CONDITION:                        Good                         Good                          Good
APPEAL:                           Good                         Good                          Good
AMENITIES:
  Pool/Spa                        Yes/No                       Yes/No                        Yes/No
  Gym Room                        No                           No                            No
  Laundry Room                    Yes                          Yes                           Yes
  Secured Parking                 No                           No                            No
  Sport Courts                    No                           No                            No
  Washer/Dryer Connection         No                           No                            No

OCCUPANCY:                        95%                          96%                           95%
TRANSACTION DATA:
  Sale Date                       March, 2002                  September, 2002               June, 2001
  Sale Price ($)                  $10,150,000                  $13,650,000                   $4,375,000
  Grantor                         Club Kendall                 Avignon Realty, inc.          Berkeley Square, inc.
  Grantee                         BF at Club Kendall           Blumenthal Properties         Brekley Holdings, LLC
  Sale Documentation              20270-2750                   20669-4255                    19724-4937
  Verification                    Confidential                 Confidential                  Confidential
  Telephone Number
ESTIMATED PRO-FORMA:               Total $     $/Unit  $/SF     Total $     $/Unit   $/SF    Total $   $/Unit   $/SF
  Potential Gross Income          $1,474,320   $8,377  $8.49   $1,680,000   $8,116   $8.95   $747,600  $9,463   $9.96
  Vacancy/Credit Loss             $   73,716   $  419  $0.42   $   85,000   $  411   $0.45   $ 37,380  $  473   $0.50
  Effective Gross Income          $1,400,604   $7,958  $8.06   $1,595,000   $7,705   $8.50   $710,220  $8,990   $9.46
  Operating Expenses              $  535,212   $3,041  $3.08   $  495,000   $2,391   $2.64   $229,100  $2,900   $3.05
  Net Operating Income            $  865,392   $4,917  $4.98   $1,100,000   $5,314   $5.86   $481,120  $6,090   $6.41

NOTES:                            None                         None                          None

  PRICE PER UNIT                            $57,670                   $65,942                     $55,380
  PRICE PER SQUARE FOOT                     $ 58.44                   $ 72.72                     $ 58.29
  EXPENSE RATIO                                38.2%                     31.0%                       32.3%
  EGIM                                         7.25                      8.56                        6.16
  OVERALL CAP RATE                             8.53%                     8.06%                      11.00%
  Cap Rate based on Pro Forma or          PRO FORMA                 PRO FORMA                   PRO FORMA
   Actual Income?

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $50,298 to $65,942 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $60,860 to $76,163 per unit with a mean or average adjusted price of $65,693 per unit. The median adjusted price is $63,964 per unit. Based on the following analysis, we have concluded to a value of $65,000 per unit, which results in an "as is" value of $12,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

SALES ADJUSTMENT GRID

                                                                   COMPARABLE                COMPARABLE
            DESCRIPTION                     SUBJECT                  I - 1                      I - 2
--------------------------------------------------------------------------------------------------------------
  Property Name                      Briar Bay Racquet Club  Park Place Apartments    Meadows at Kendall Lakes
  Address                            13100 SW 92 Ave.        10755 SW 108 Ave.        13781 SW 66 St.
  City                               Miami, Florida          Miami, Florida           Miami, Florida
  Sale Date                                                  April, 2001              November, 2000
  Sale Price ($)                                             $5,300,000               $8,450,000
  Net Rentable Area (SF)             175,835                 101,423                  166,439
  Number of Units                    194                     96                       168
  Price Per Unit                                             $55,208                  $50,298
  Year Built                         1974                    1986                     1973
  Land Area (Acre)                   6.4900                  3.7900                   7.3410
VALUE ADJUSTMENTS                          DESCRIPTION          DESCRIPTION     ADJ.     DESCRIPTION      ADJ.
  Property Rights Conveyed           Fee Simple Estate       Fee Simple Estate   0%   Fee Simple Estate    0%
  Financing                                                  Cash To Seller      0%   Cash To Seller       0%
  Conditions of Sale                                         Arm's Length        0%   Arm's Length         0%
  Date of Sale (Time)                                        April, 2001         5%   November, 2000      10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                  $57,969                   $55,327
  Location                                                   Comparable          0%   Comparable           0%
  Number of Units                    194                     96                  0%   168                  0%
  Quality / Appeal                   Good                    Inferior           10%   Inferior            10%
  Age / Condition                    1974                    1986 / Good         0%   1973 / Good          0%
  Occupancy at Sale                  94%                     95%                 0%   100%                 0%
  Amenities                          Good                    Comparable          0%   Comparable           0%
  Average Unit Size (SF)             906                     1,056              -5%   991                  0%
PHYSICAL ADJUSTMENT                                                              5%                       10%
FINAL ADJUSTED VALUE ($/UNIT)                                        $60,867                   $60,860

                                             COMPARABLE                 COMPARABLE                COMPARABLE
            DESCRIPTION                         I - 3                      I - 4                     I - 5
--------------------------------------------------------------------------------------------------------------------
  Property Name                      Club Kendall               Wellington Manor           Berkley Square
  Address                            9950 Kendall Drive         10805 SW 88 St.            10900 SW 104 St.
  City                               Miami, Florida             Miami, Florida             Miami, Florida
  Sale Date                          March, 2002                September, 2002            June, 2001
  Sale Price ($)                     $10,150,000                $13,650,000                $4,375,000
  Net Rentable Area (SF)             173,690                        187,714                    75,061
  Number of Units                    176                                207                        79
  Price Per Unit                     $57,670                    $    65,942                $   55,380
  Year Built                         1968                       1969                       1973
  Land Area (Acre)                   7.0000                     8.3600                     24.1500
VALUE ADJUSTMENTS                       DESCRIPTION       ADJ.     DESCRIPTION       ADJ.     DESCRIPTION       ADJ.
  Property Rights Conveyed           Fee Simple Estate     0%   Fee Simple Estate     0%   Fee Simple Estate     0%
  Financing                          Cash To Seller        0%   Cash To Seller        0%   Cash To Seller        0%
  Conditions of Sale                 Arm's Length          0%   Arm's Length          0%   Arm's Length          0%
  Date of Sale (Time)                March, 2002           5%   September, 2002       5%   June, 2001            5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $60,554                     $69,239                    $58,149
  Location                           Comparable            0%   Comparable            0%   Comparable            0%
  Number of Units                    176                   0%   207                   0%   79                    0%
  Quality / Appeal                   Inferior             10%   Inferior             10%   Inferior             10%
  Age / Condition                    1968 / Good           0%   1969 / Good           0%   1973 / Good           0%
  Occupancy at Sale                  95%                   0%   96%                   0%   95%                   0%
  Amenities                          Comparable            0%   Comparable            0%   Comparable            0%
  Average Unit Size (SF)             987                   0%   907                   0%   950                   0%
PHYSICAL ADJUSTMENT                                       10%                        10%                        10%
FINAL ADJUSTED VALUE ($/UNIT)                 $66,609                    $76,163                   $63,964

SUMMARY

VALUE RANGE (PER UNIT)       $60,860     TO     $76,163
MEAN (PER UNIT)              $65,693
MEDIAN (PER UNIT)            $63,964
VALUE CONCLUSION (PER UNIT)  $65,000

VALUE INDICATED BY SALES COMPARISON APPROACH   $12,610,000
ROUNDED                                        $12,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                             NOI PER UNIT COMPARISON

                             SALE PRICE                     NOI/      SUBJECT NOI
COMPARABLE     NO. OF        ----------                   --------   --------------    ADJUSTMENT      INDICATED
    NO.        UNITS         PRICE/UNIT     OAR           NOI/UNIT   SUBJ. NOI/UNIT      FACTOR        VALUE/UNIT
-----------------------------------------------------------------------------------------------------------------
   I-1            96         $ 5,300,000   10.89%        $  576,918    $1,068,819         0.917         $50,613
                             $    55,208                 $    6,010    $    5,509
   I-2           168         $ 8,450,000   13.14%        $1,110,600    $1,068,819         0.833         $41,918
                             $    50,298                 $    6,611    $    5,509
   I-3           176         $10,150,000    8.53%        $  865,392    $1,068,819         1.120         $64,618
                             $    57,670                 $    4,917    $    5,509
   I-4           207         $13,650,000    8.06%        $1,100,000    $1,068,819         1.037         $68,366
                             $    65,942                 $    5,314    $    5,509
   I-5            79         $ 4,375,000   11.00%        $  481,120    $1,068,819         0.905         $50,099
                             $    55,380                 $    6,090    $    5,509

                                   PRICE/UNIT

Low              High        Average      Median
$41,918          $68,366     $55,123      $50,613



                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $    65,000
                                         -----------
Number of Units                                  194
Value Based on NOI Analysis              $12,610,000
                             Rounded     $12,600,000

The adjusted sales indicate a range of value between $41,918 and $68,366 per unit, with an average of $55,123 per unit. Based on the subject's competitive position within the improved sales, a value of $65,000 per unit is estimated. This indicates an "as is" market value of $12,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                            SALE PRICE
COMPARABLE        NO. OF    ----------    EFFECTIVE    OPERATING            SUBJECT
    NO.           UNITS     PRICE/UNIT   GROSS INCOME   EXPENSE    OER    PROJECTED OER   EGIM
----------        -----     ----------   ------------  ---------   ---    -------------   ----
   I-1              96      $ 5,300,000  $    864,918  $ 288,000  33.30%                  6.13
                            $    55,208

   I-2             168      $ 8,450,000  $  1,648,200  $ 537,600  32.62%                  5.13
                            $    50,298
   I-3             176      $10,150,000  $  1,400,604  $ 535,212  38.21%                  7.25
                                                                              42.07%
                            $    57,670
   I-4             207      $13,650,000  $  1,595,000  $ 495,000  31.03%                  8.56
                            $    65,942
   I-5              79      $ 4,375,000  $    710,220  $ 229,100  32.26%                  6.16
                            $    55,380

                                      EGIM

Low          High             Average   Median
5.13         8.56             6.64      6.16

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                   6.50
                                         -----------
Subject EGI                              $ 1,928,641
                                         -----------
Value Based on EGIM Analysis             $12,536,165
                              Rounded    $12,500,000
        Value Per Unit                   $    64,433

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 42.07% before reserves. The comparable sales indicate a range of expense ratios from 31.03% to 38.21%, while their EGIMs range from 5.13 to 8.56. Overall, we conclude to an EGIM of 6.50, which results in an "as is" value estimate in the EGIM Analysis of $12,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $12,600,000.

Price Per Unit                                        $12,600,000
NOI Per Unit                                          $12,600,000
EGIM Analysis                                         $12,500,000

Sales Comparison Conclusion                           $12,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                 Average
                           Unit Area       ------------------
    Unit Type              (Sq. Ft.)       Per Unit    Per SF     %Occupied
---------------------------------------------------------------------------
1Br/1Ba - 1A10                750            $739       $0.99       93.8%
1Br/1Ba - 1B10                785            $742       $0.95       91.7%
2 Br/1 Ba - 2A10              970            $864       $0.89      100.0%
2 Br/1 Ba - 2B10              975            $861       $0.88       96.0%
2Br/2Ba - 2A20               1000            $916       $0.92       93.3%
2Br/2Ba - 2B20               1100            $936       $0.85       94.9%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                                  RENT ANALYSIS

                                                                                      COMPARABLE RENTS
                                                                 ----------------------------------------------------------
                                                                         R-1                R-2           R-3      R-4  R-5
                                                                 ----------------------------------------------------------
                                                                                        Continental
                                                                      Briarwood           Gardens       Nob Hill    0    0
                                                                 ----------------------------------------------------------
                                                                                   COMPARISON TO SUBJECT
                                              SUBJECT  SUBJECT   ----------------------------------------------------------
                            SUBJECT UNIT      ACTUAL   ASKING                                           Slightly
      DESCRIPTION               TYPE           RENT     RENT     Slightly Inferior  Slightly Inferior   Superior   0     0
-----------------------------------------------------------------------------------------------------------------------------
Monthly Rent                1Br/1Ba - 1A10     $  739   $  759                                           $  797
Unit Area (SF)                                    750      750                               `              744
Monthly Rent Per Sq. Ft.                       $ 0.99   $ 1.01                                           $ 1.07

Monthly Rent                1Br/1Ba - 1B10     $  742   $  769         $  734             $  710
Unit Area (SF)                                    785      785            800                855
Monthly Rent Per Sq. Ft.                       $ 0.95   $ 0.98         $ 0.92             $ 0.83

Monthly Rent                2 Br/1 Ba - 2A10   $  864   $  869         $  874                            $  880
Unit Area (SF)                                    970      970            900                               860
Monthly Rent Per Sq. Ft.                       $ 0.89   $ 0.90         $ 0.97                            $ 1.02

Monthly Rent                2 Br/1 Ba - 2B10   $  861   $  879                            $  830
Unit Area (SF)                                    975      975                             1,015
Monthly Rent Per Sq. Ft.                       $ 0.88   $ 0.90                            $ 0.82

Monthly Rent                2Br/2Ba - 2A20     $  916   $  939         $  904                            $  935
Unit Area (SF)                                  1,000    1,000          1,000                               997
Monthly Rent Per Sq. Ft.                       $ 0.92   $ 0.94         $ 0.90                            $ 0.94

Monthly Rent                2Br/2Ba - 2B20     $  936   $  949                            $1,000         $1,085
Unit Area (SF)                                  1,100    1,100                             1,208          1,104
Monthly Rent Per Sq. Ft.                       $ 0.85   $ 0.86                            $ 0.83         $ 0.98

      DESCRIPTION            MIN       MAX      MEDIAN    AVERAGE
-----------------------------------------------------------------
Monthly Rent                $  797    $  797    $  797    $  797
Unit Area (SF)                 744       744       744       744
Monthly Rent Per Sq. Ft.    $ 1.07    $ 1.07    $ 1.07    $ 1.07

Monthly Rent                $  710    $  734    $  722    $  722
Unit Area (SF)                 800       855       828       828
Monthly Rent Per Sq. Ft.    $ 0.83    $ 0.92    $ 0.87    $ 0.87

Monthly Rent                $  874    $  880    $  877    $  877
Unit Area (SF)                 860       900       880       880
Monthly Rent Per Sq. Ft.    $ 0.97    $ 1.02    $ 1.00    $ 1.00

Monthly Rent                $  830    $  830    $  830    $  830
Unit Area (SF)               1,015     1,015     1,015     1,015
Monthly Rent Per Sq. Ft.    $ 0.82    $ 0.82    $ 0.82    $ 0.82

Monthly Rent                $  904    $  935    $  920    $  920
Unit Area (SF)                 997     1,000       999       999
Monthly Rent Per Sq. Ft.    $ 0.90    $ 0.94    $ 0.92    $ 0.92

Monthly Rent                $1,000    $1,085    $1,043    $1,043
Unit Area (SF)               1,104     1,208     1,156     1,156
Monthly Rent Per Sq. Ft.    $ 0.83    $ 0.98    $ 0.91    $ 0.91

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                      Market Rent
                                      Unit Area     ----------------      Monthly         Annual
    Unit Type      Number of Units    (Sq. Ft.)     Per Unit  Per SF      Income          Income
---------------------------------------------------------------------------------------------------
1Br/1Ba - 1A10           32               750       $745      $0.99       $ 23,840       $  286,080
1Br/1Ba - 1B10           60               785       $750      $0.96       $ 45,000       $  540,000
2 Br/1 Ba - 2A10         23               970       $865      $0.89       $ 19,895       $  238,740
2 Br/1 Ba - 2B10         15               975       $870      $0.89       $ 13,050       $  156,600
2Br/2Ba - 2A20           26             1,000       $950      $0.95       $ 24,700       $  296,400
2Br/2Ba - 2B20           38             1,100       $945      $0.86       $ 35,910       $  430,920
                                                                          --------       ----------
                                                              Total       $162,395       $1,948,740
                                                                          --------       ----------

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                 FISCAL YEAR 2000         FISCAL YEAR 2001         FISCAL YEAR 2002        FISCAL YEAR 2003
                              ----------------------   ----------------------   ----------------------  -----------------------
                                       ACTUAL                   ACTUAL                   ACTUAL            MANAGEMENT BUDGET
                              ----------------------   ----------------------   ----------------------  -----------------------
        DESCRIPTION             TOTAL       PER UNIT     TOTAL       PER UNIT     TOTAL       PER UNIT    TOTAL       PER UNIT
---------------------------   -------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $1,788,210   $    9,218  $1,901,700   $    9,803  $1,921,479   $   9,905  $1,947,000   $   10,036

  Vacancy                     $   61,307   $      316  $   72,984   $      376  $  111,208   $     573  $   81,000   $      418
  Credit Loss/Concessions     $   41,163   $      212  $   52,786   $      272  $   53,518   $     276  $   63,192   $      326
                              ----------   ----------  ----------   ----------  ----------   ---------  ----------   ----------
    Subtotal                  $  102,470   $      528  $  125,770   $      648  $  164,726   $     849  $  144,192   $      743

  Laundry Income              $        0   $        0  $        0   $        0  $        0   $       0  $        0   $        0
  Garage Revenue              $        0   $        0  $        0   $        0  $        0   $       0  $        0   $        0
  Other Misc. Revenue         $  112,758   $      581  $   96,268   $      496  $  140,682   $     725  $  135,000   $      696
                              ----------   ----------  ----------   ----------  ----------   ---------  ----------   ----------
    Subtotal Other Income     $  112,758   $      581  $   96,268   $      496  $  140,682   $     725  $  135,000   $      696

                              ----------   ----------  ----------   ----------  ----------   ---------  ----------   ----------
Effective Gross Income        $1,798,498   $    9,271  $1,872,198   $    9,651  $1,897,435   $   9,781  $1,937,808   $    9,989

Operating Expenses
  Taxes                       $  168,538   $      869  $  166,446   $      858  $  163,805   $     844  $  184,825   $      953
  Insurance                   $   31,262   $      161  $   64,163   $      331  $   63,619   $     328  $   55,498   $      286
  Utilities                   $  132,622   $      684  $   92,852   $      479  $  106,481   $     549  $  117,180   $      604
  Repair & Maintenance        $  116,922   $      603  $  143,901   $      742  $  128,221   $     661  $  130,800   $      674
  Cleaning                    $        0   $        0  $        0   $        0  $        0   $       0  $        0   $        0
  Landscaping                 $        0   $        0  $        0   $        0  $        0   $       0  $        0   $        0
  Security                    $        0   $        0  $        0   $        0  $        0   $       0  $        0   $        0
  Marketing & Leasing         $   48,642   $      251  $   23,376   $      120  $   23,038   $     119  $   21,000   $      108
  General Administrative      $  191,206   $      986  $  192,455   $      992  $  174,710   $     901  $  172,296   $      888
  Management                  $   90,687   $      467  $  100,812   $      520  $   96,349   $     497  $  114,822   $      592
  Miscellaneous               $        0   $        0  $        0   $        0  $        0   $       0  $        0   $        0
                              ----------   ----------  ----------   ----------  ----------   ---------  ----------   ----------
Total Operating Expenses      $  779,879   $    4,020  $  784,005   $    4,041  $  756,223   $   3,898  $  796,421   $    4,105

  Reserves                    $        0   $        0  $        0   $        0  $        0   $       0  $        0   $        0
                              ----------   ----------  ----------   ----------  ----------   ---------  ----------   ----------
Net Income                    $1,018,619   $    5,251  $1,088,193   $    5,609  $1,141,212   $   5,883  $1,141,387   $    5,883

                                  ANNUALIZED 2003
                              -----------------------
                                    PROJECTION                AAA PROJECTION
                              -----------------------  -----------------------------
       DESCRIPTION              TOTAL      PER UNIT      TOTAL      PER UNIT     %
--------------------------    -----------------------  -----------------------------
Revenues

  Rental Income               $1,886,640  $    9,725   $1,948,740  $   10,045  100.0%

  Vacancy                     $  198,192  $    1,022   $   97,437  $      502    5.0%
  Credit Loss/Concessions     $   98,236  $      506   $   58,462  $      301    3.0%
                              ----------  ----------   ----------  ----------  -----
    Subtotal                  $  296,428  $    1,528   $  155,899  $      804    8.0%

  Laundry Income              $        0  $        0   $        0  $        0    0.0%
  Garage Revenue              $        0  $        0   $        0  $        0    0.0%
  Other Misc. Revenue         $  139,792  $      721   $  135,800  $      700    7.0%
                              ----------  ----------   ----------  ----------  -----
    Subtotal Other Income     $  139,792  $      721   $  135,800  $      700    7.0%

                              ----------  ----------   ----------  ----------  -----
Effective Gross Income        $1,730,004  $    8,918   $1,928,641  $    9,941  100.0%

Operating Expenses
  Taxes                       $  180,932  $      933   $  194,000  $    1,000   10.1%
  Insurance                   $   59,612  $      307   $   65,960  $      340    3.4%
  Utilities                   $   77,704  $      401   $  111,550  $      575    5.8%
  Repair & Maintenance        $  141,636  $      730   $  135,800  $      700    7.0%
  Cleaning                    $        0  $        0   $        0  $        0    0.0%
  Landscaping                 $        0  $        0   $        0  $        0    0.0%
  Security                    $        0  $        0   $        0  $        0    0.0%
  Marketing & Leasing         $   39,372  $      203   $   23,280  $      120    1.2%
  General Administrative      $  171,664  $      885   $  184,300  $      950    9.6%
  Management                  $   89,032  $      459   $   96,432  $      497    5.0%
  Miscellaneous               $        0  $        0   $        0  $        0    0.0%
                              ----------  ----------   ----------  ----------  -----
Total Operating Expenses      $  759,952  $    3,917   $  811,322  $    4,182   42.1%

  Reserves                    $        0  $        0   $   48,500  $      250    6.0%
                              ----------  ----------   ----------  ----------  -----
Net Income                    $  970,052  $    5,000   $1,068,819  $    5,509   55.4%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                          CAPITALIZATION RATES
             ----------------------------------------------
                 GOING-IN                    TERMINAL
            --------------------         ------------------
            LOW            HIGH          LOW          HIGH
RANGE       6.00%          10.00%        7.00%       10.00%
AVERAGE            8.14%                      8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.        SALE DATE       OCCUP.    PRICE/UNIT        OAR
------------------------------------------------------------------
   I-1        April, 2001          95%      $55,208         10.89%
   I-2        November, 2000      100%      $50,298         13.14%
   I-3        March, 2002          95%      $57,670          8.53%
   I-4        September, 2002      96%      $65,942          8.06%
   I-5        June, 2001           95%      $55,380         11.00%
                                               High         13.14%
                                                Low          8.06%
                                            Average         10.32%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $12,500,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                             BRIAR BAY RACQUET CLUB

               YEAR                   APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009      APR-2010
           FISCAL YEAR                   1             2             3             4             5             6             7
----------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                          $1,948,740    $2,007,202    $2,067,418    $2,129,441    $2,193,324    $2,259,124    $2,326,897

  Vacancy                            $   97,437    $  100,360    $  103,371    $  106,472    $  109,666    $  112,956    $  116,345
  Credit Loss                        $   58,462    $   60,216    $   62,023    $   63,883    $   65,800    $   67,774    $   69,807
  Concessions                        $        0    $        0    $        0    $        0    $        0    $        0    $        0
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
    Subtotal                         $  155,899    $  160,576    $  165,393    $  170,355    $  175,466    $  180,730    $  186,152

  Laundry Income                     $        0    $        0    $        0    $        0    $        0    $        0    $        0
  Garage Revenue                     $        0    $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                $  135,800    $  139,874    $  144,070    $  148,392    $  152,844    $  157,429    $  162,152
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
       Subtotal Other Income         $  135,800    $  139,874    $  144,070    $  148,392    $  152,844    $  157,429    $  162,152
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME               $1,928,641    $1,986,500    $2,046,095    $2,107,478    $2,170,702    $2,235,823    $2,302,898

OPERATING EXPENSES:
  Taxes                              $  194,000    $  199,820    $  205,815    $  211,989    $  218,349    $  224,899    $  231,646
  Insurance                          $   65,960    $   67,939    $   69,977    $   72,076    $   74,239    $   76,466    $   78,760
  Utilities                          $  111,550    $  114,897    $  118,343    $  121,894    $  125,551    $  129,317    $  133,197
  Repair & Maintenance               $  135,800    $  139,874    $  144,070    $  148,392    $  152,844    $  157,429    $  162,152
  Cleaning                           $        0    $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                        $        0    $        0    $        0    $        0    $        0    $        0    $        0
  Security                           $        0    $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                $   23,280    $   23,978    $   24,698    $   25,439    $   26,202    $   26,988    $   27,798
  General Administrative             $  184,300    $  189,829    $  195,524    $  201,390    $  207,431    $  213,654    $  220,064
  Management                         $   96,432    $   99,325    $  102,305    $  105,374    $  108,535    $  111,791    $  115,145
  Miscellaneous                      $        0    $        0    $        0    $        0    $        0    $        0    $        0
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES             $  811,322    $  835,662    $  860,732    $  886,553    $  913,150    $  940,545    $  968,761

  Reserves                           $   48,500    $   49,955    $   51,454    $   52,997    $   54,587    $   56,225    $   57,912
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
NET OPERATING INCOME                 $1,068,819    $1,100,883    $1,133,910    $1,167,927    $1,202,965    $1,239,054    $1,276,225


  Operating Expense Ratio (% of EGI)       42.1%         42.1%         42.1%         42.1%         42.1%         42.1%         42.1%
  Operating Expense Per Unit         $    4,182    $    4,308    $    4,437    $    4,570    $    4,707    $    4,848    $    4,994

               YEAR                   APR-2011      APR-2012      APR-2013      APR-2014
           FISCAL YEAR                   8             9             10            11
-----------------------------------------------------------------------------------------
REVENUE
  Base Rent                          $2,396,704    $2,468,606    $2,542,664    $2,618,944

  Vacancy                            $  119,835    $  123,430    $  127,133    $  130,947
  Credit Loss                        $   71,901    $   74,058    $   76,280    $   78,568
  Concessions                        $        0    $        0    $        0    $        0
                                     ----------    ----------    ----------    ----------
    Subtotal                         $  191,736    $  197,488    $  203,413    $  209,515

  Laundry Income                     $        0    $        0    $        0    $        0
  Garage Revenue                     $        0    $        0    $        0    $        0
  Other Misc. Revenue                $  167,017    $  172,027    $  177,188    $  182,504
                                     ----------    ----------    ----------    ----------
       Subtotal Other Income         $  167,017    $  172,027    $  177,188    $  182,504
                                     ----------    ----------    ----------    ----------
EFFECTIVE GROSS INCOME               $2,371,985    $2,443,144    $2,516,439    $2,591,932

OPERATING EXPENSES:
  Taxes                              $  238,596    $  245,753    $  253,126    $  260,720
  Insurance                          $   81,122    $   83,556    $   86,063    $   88,645
  Utilities                          $  137,192    $  141,308    $  145,547    $  149,914
  Repair & Maintenance               $  167,017    $  172,027    $  177,188    $  182,504
  Cleaning                           $        0    $        0    $        0    $        0
  Landscaping                        $        0    $        0    $        0    $        0
  Security                           $        0    $        0    $        0    $        0
  Marketing & Leasing                $   28,631    $   29,490    $   30,375    $   31,286
  General Administrative             $  226,666    $  233,466    $  240,470    $  247,684
  Management                         $  118,599    $  122,157    $  125,822    $  129,597
  Miscellaneous                      $        0    $        0    $        0    $        0
                                     ----------    ----------    ----------    ----------
TOTAL OPERATING EXPENSES             $  997,824    $1,027,758    $1,058,591    $1,090,349

  Reserves                           $   59,649    $   61,438    $   63,281    $   65,180
                                     ----------    ----------    ----------    ----------
NET OPERATING INCOME                 $1,314,512    $1,353,948    $1,394,566    $1,436,403


  Operating Expense Ratio (% of EGI)       42.1%         42.1%         42.1%         42.1%
  Operating Expense Per Unit         $    5,143    $    5,298    $    5,457    $    5,620

Estimated Stabilized NOI  $1,068,819  Sales Expense Rate    2.00%
Months to Stabilized               1  Discount Rate        11.00%
Stabilized Occupancy            95.0% Terminal Cap Rate    10.00%

Gross Residual Sale Price  $14,364,030   Deferred Maintenance      $         0
 Less: Sales Expense       $   287,281   Add: Excess Land          $         0
                           -----------
Net Residual Sale Price    $14,076,750   Other Adjustments         $         0
                                                                   -----------
PV of Reversion            $ 4,957,613   Value Indicated By "DCF"  $12,450,108
Add: NPV of NOI            $ 7,492,496                   Rounded   $12,500,000
                           -----------
PV Total                   $12,450,108

                          "DCF" VALUE SENSITIVITY TABLE



                                                                   DISCOUNT RATE
                                   ------------------------------------------------------------------------------
         TOTAL VALUE                 10.50%       10.75%              11.00%             11.25%         11.50%
-----------------------------------------------------------------------------------------------------------------
                         9.50%     $13,132,860  $12,919,623         $12,711,035        $12,506,978    $12,307,339
                         9.75%     $12,992,872  $12,782,763         $12,577,227        $12,376,146    $12,179,411
TERMINAL CAP RATE       10.00%     $12,859,883  $12,652,746         $12,450,108        $12,251,856    $12,057,879
                        10.25%     $12,733,381  $12,529,071         $12,329,191        $12,133,629    $11,942,276
                        10.50%     $12,612,904  $12,411,286         $12,214,032        $12,021,031    $11,832,178

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                             BRIAR BAY RACQUET CLUB

                                                                 TOTAL      PER SQ. FT.   PER UNIT   %OF EGI
------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                                   $ 1,948,740     $ 11.08     $ 10,045

  Less: Vacancy & Collection Loss         8.00%               $   155,899     $  0.89     $    804

  Plus: Other Income
    Laundry Income                                            $         0     $  0.00     $      0     0.00%
    Garage Revenue                                            $         0     $  0.00     $      0     0.00%
    Other Misc. Revenue                                       $   135,800     $  0.77     $    700     7.04%
                                                              ---------------------------------------------
            Subtotal Other Income                             $   135,800     $  0.77     $    700     7.04%

EFFECTIVE GROSS INCOME                                        $ 1,928,641     $ 10.97     $  9,941

OPERATING EXPENSES:
  Taxes                                                       $   194,000     $  1.10     $  1,000    10.06%
  Insurance                                                   $    65,960     $  0.38     $    340     3.42%
  Utilities                                                   $   111,550     $  0.63     $    575     5.78%
  Repair & Maintenance                                        $   135,800     $  0.77     $    700     7.04%
  Cleaning                                                    $         0     $  0.00     $      0     0.00%
  Landscaping                                                 $         0     $  0.00     $      0     0.00%
  Security                                                    $         0     $  0.00     $      0     0.00%
  Marketing & Leasing                                         $    23,280     $  0.13     $    120     1.21%
  General Administrative                                      $   184,300     $  1.05     $    950     9.56%
  Management                              5.00%               $    96,432     $  0.55     $    497     5.00%
  Miscellaneous                                               $         0     $  0.00     $      0     0.00%

TOTAL OPERATING EXPENSES                                      $   811,322     $  4.61     $  4,182    42.07%

  Reserves                                                    $    48,500     $  0.28     $    250     2.51%
                                                              ---------------------------------------------
NET OPERATING INCOME                                          $ 1,068,819     $  6.08     $  5,509    55.42%

  "GOING IN" CAPITALIZATION RATE                                     9.00%

  VALUE INDICATION                                            $11,875,764     $ 67.54     $ 61,215

  "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)                         $11,875,764

                             ROUNDED                          $11,900,000     $ 67.68     $ 61,340

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE       VALUE           ROUNDED         $/UNIT       $/SF
-----------------------------------------------------------------
 8.25%      $12,955,379      $13,000,000       $67,010     $73.93
 8.50%      $12,574,338      $12,600,000       $64,948     $71.66
 8.75%      $12,215,072      $12,200,000       $62,887     $69.38
 9.00%      $11,875,764      $11,900,000       $61,340     $67.68
 9.25%      $11,554,797      $11,600,000       $59,794     $65.97
 9.50%      $11,250,724      $11,300,000       $58,247     $64.26
 9.75%      $10,962,244      $11,000,000       $56,701     $62.56

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $11,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis           $12,500,000
Direct Capitalization Method            $11,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $12,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                        Not Utilized
Sales Comparison Approach                            $ 12,600,000
Income Approach                                      $ 12,500,000
Reconciled Value                                     $ 12,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 20, 2003 the market value of the fee simple estate in the property is:

                                   $12,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                              SUBJECT PHOTOGRAPHS

                 [PICTURE]                                [PICTURE]

       INTERIOR - VIEW OF CLUBHOUSE                  EXTERIOR - POOL AREA

                [PICTURE]                                 [PICTURE]

         INTERIOR - BEDROOM AREA                  INTERIOR - APARTMENT UNIT

                [PICTURE]                                 [PICTURE]

       EXTERIOR - COURTYARD AREA               EXTERIOR - VIEW OF PARKING AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                              SUBJECT PHOTOGRAPHS

                 [PICTURE]                                   [PICTURE]

        EXTERIOR - VIEW OF BUILDING                 EXTERIOR - VIEW OF BUILDING

                 [PICTURE]                                   [PICTURE]

       EXTERIOR - VIEW OF BUILDING                  EXTERIOR - VIEW OF BUILDING

                 [PICTURE]                                   [PICTURE]

       EXTERIOR - VIEW OF BUILDING                 EXTERIOR - VIEW OF BUILDING

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                                    EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1               COMPARABLE I-2             COMPARABLE I-3

PARK PLACE APARTMENTS       MEADOWS AT KENDALL LAKES         CLUB KENDALL
  10755 SW 108 Ave.             13781 SW 66 St.           9950 Kendall Drive
   Miami, Florida                Miami, Florida             Miami, Florida

     [PICTURE]                     [PICTURE]                   [PICTURE]

 COMPARABLE I-4                  COMPARABLE I-5

WELLINGTON MANOR                 BERKLEY SQUARE
 10805 SW 88 St.                10900 SW 104 St.
 Miami, Florida                  Miami, Florida

  [PICTURE]                        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                COMPARABLE
         DESCRIPTION                                SUBJECT                                       R - 1
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                   Briar Bay Racquet Club                           Briarwood
  Management Company              AIMCO                                            Briarwood
LOCATION:

  Address                         13100 SW 92 Ave.                                 13841 SW 90 Avenue
  City, State                     Miami, Florida                                   Miami, Florida
  County                          Dade                                             Dade
  Proximity to Subject                                                             1-mile south of the subject
PHYSICAL CHARATERISTICS:

  Net Rentable Area (SF)          175,835                                          N/A
  Year Built                      1974                                             1972
  Effective Age                   25                                               30
  Building Structure Type         Brick & wood siding walls; asphalt               Masonry exterior walls, Two-story
                                  shingle roof
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered                             Open
  Number of Units                 194                                              628
  Unit Mix:                              Type         Unit    Qty.     Mo. Rent       Type        Unit   Qty.   Mo.
                                  1 1Br/1Ba - 1A10      750   32       $ 739       2  1BD/1BH       800  N/A   $734
                                  2 1Br/1Ba - 1B10      785   60       $ 742       3  2 BD/1BA      900  N/A   $874
                                  3 2 Br/1 Ba - 2A10    970   23       $ 864       5  2 BD/2 BA   1,000  N/A   $904
                                  4 2 Br/1 Ba - 2B10    975   15       $ 861
                                  5 2Br/2Ba - 2A20    1,000   26       $ 916
                                  6 2Br/2Ba - 2B20    1,100   38       $ 936

  Average Unit Size (SF)          906
  Unit Breakdown:                 Efficiency       0%    2-Bedroom         53%     Efficiency  N/A   2-Bedroom   N/A
                                  1-Bedroom       47%    3-Bedroom          0%     1-Bedroom   N/A   3-Bedroom   N/A
CONDITION:                        Good                                             Good
APPEAL:                           Very Good                                        Very Good
AMENITIES:
  Unit Amenities                  X  Attach. Garage      X   Vaulted Ceiling          Attach. Garage          Vaulted Ceiling
                                  X  Balcony                                       X  Balcony
                                  X  Fireplace                                        Fireplace
                                  X  Cable TV Ready                                X  Cable TV Ready
  Project Amenities               X  Swimming Pool                                 X  Swimming Pool
                                     Spa/Jacuzzi             Car Wash                 Spa/Jacuzzi             Car Wash
                                     Basketball Court        BBQ Equipment         X  Basketball Court        BBQ Equipment
                                     Volleyball Court        Theater Room             Volleyball Court        Theater Room
                                     Sand Volley Ball    X   Meeting Hall             Sand Volley Ball    X   Meeting Hall
                                  X  Tennis Court            Secured Parking       X  Tennis Court            Secured Parking
                                     Racquet Ball        X   Laundry Room             Racquet Ball        X   Laundry Room
                                     Jogging Track       X   Business Office          Jogging Track       X   Business Office
                                     Gym Room                                      X  Gym Room

OCCUPANCY:                        94%                                              97%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                                   6 to 15 Months
  Concessions                     1 bedroom, 1 month free (when available)         $599 move-in on 1-Bedroom units
  Pet Deposit                     300                                              $300 (non-refundable)
  Utilities Paid by Tenant:        X       Electric      X    Natural Gas           X       Electric      X    Natural Gas
                                   X       Water              Trash                 X       Water              Trash

  Confirmation                    May 20, 2003; Richard Marino (Property Manager)  May 20, 2003; Bobby (Leasing agent)

  Telephone Number                (305) 592-1408                                   (305) 251-1767
NOTES:                                                                             None

COMPARISON TO SUBJECT:                                                             Slightly Inferior

                                                   COMPARABLE                                   COMPARABLE
         DESCRIPTION                                 R - 2                                         R - 3
--------------------------------------------------------------------------------------------------------------------------
  Property Name                   Continental Gardens                         Nob Hill
  Management Company              Presidential Property Services, Inc.        GANNON
LOCATION:

  Address                         7941 SW 104 Street                          9867 N. Kendall Drive
  City, State                     Miami, Florida                              Miami, Florida
  County                          Dade                                        Dade
  Proximity to Subject            2-miles northeast of subject                3-miles northwest of subject
PHYSICAL CHARATERISTICS:

  Net Rentable Area (SF)          197,213                                     357,168
  Year Built                      1971                                        1969
  Effective Age                   30                                          30
  Building Structure Type         Masonry exterior walls, Two-story           Masonry exterior walls, Two-story
  Parking Type (Gr., Cov., etc.)  Open                                        Open
  Number of Units                 208                                         314
  Unit Mix:                          Type      Unit     Qty.  Mo.                    Type           Unit   Qty.   Mo.
                                  2 1BD/1BH      855    N/A   $  710          1 1BD/1BH - Type 1    732     60   $  775
                                  4 2 BD/1BA   1,015    N/A   $  830          1 1BD/1BH - Type 2    754     72   $  815
                                  6 2 BD/2 BA  1,130    N/A   $  935          3 2BD/1BH             860     48   $  880
                                  6 3 BD/2 BA  1,285    N/A   $1,065          5 2BD/2BH             997    132   $  935
                                                                              6 3BD/2BH           1,104     48   $1,085

  Average Unit Size (SF)                                                      900
  Unit Breakdown:                 Efficiency   N/A  2-Bedroom   N/A           Efficiency     0%    2-Bedroom   50%
                                  1-Bedroom    N/A  3-Bedroom   N/A           1-Bedroom     37%   3-Bedroom    13%
CONDITION:                        Good                                        Good
APPEAL:                           Very Good                                   Very Good
AMENITIES:

  Unit Amenities                     Attach. Garage          Vaulted Ceiling     Attach. Garage          Vaulted Ceiling
                                  X  Balcony                                  X  Balcony
                                     Fireplace                                   Fireplace
                                  X  Cable TV Ready                           X  Cable TV Ready
  Project Amenities               X  Swimming Pool                            X  Swimming Pool
                                     Spa/Jacuzzi             Car Wash         X  Spa/Jacuzzi             Car Wash
                                     Basketball Court        BBQ Equipment       Basketball Court    X   BBQ Equipment
                                     Volleyball Court        Theater Room        Volleyball Court        Theater Room
                                     Sand Volley Ball        Meeting Hall        Sand Volley Ball    X   Meeting Hall
                                     Tennis Court            Secured Parking  X  Tennis Court            Secured Parking
                                     Racquet Ball        X   Laundry Room        Racquet Ball        X   Laundry Room
                                     Jogging Track       X   Business Office     Jogging Track       X   Business Office
                                  X  Gym Room                                 X  Gym Room

OCCUPANCY:                        95%                                         85%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                              6 to 15 Months
  Concessions                     1 - 1 1/2 Months Free                       1 - 1 1/2 Months Free
  Pet Deposit                     $300 - $500                                 400
  Utilities Paid by Tenant:        X       Electric      X    Natural Gas    X       Electric      X    Natural Gas
                                            Water             Trash          X        Water             Trash

  Confirmation                    May 15, 2003; Barbara Herbst (Leasing       5/20/2003; Property Manager
                                   Agent)
  Telephone Number                (888) 755-5367                              (305) 274-6068
NOTES:                            $50 extra for a remodeled unit

COMPARISON TO SUBJECT:            Slightly Inferior                           Slightly Superior

                                                   COMPARABLE                                   COMPARABLE
         DESCRIPTION                                 R - 4                                         R - 5
---------------------------------------------------------------------------------------------------------------------------
  Property Name
  Management Company
LOCATION:

  Address
  City, State
  County
  Proximity to Subject
PHYSICAL CHARATERISTICS:

  Net Rentable Area (SF)
  Year Built
  Effective Age
  Building Structure Type
  Parking Type (Gr., Cov., etc.)
  Number of Units

  Unit Mix:                          Type               Unit   Qty.  Mo.         Type               Unit   Qty.  Mo.

  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency           2-Bedroom              Efficiency              2-Bedroom
                                    1-Bedroom            3-Bedroom              1-Bedroom               3-Bedroom
CONDITION:                        Poor                                        Poor
APPEAL:                           Good                                        Good
AMENITIES:
  Unit Amenities                     Attach. Garage          Vaulted Ceiling  Attach. Garage          Vaulted Ceiling
                                     Balcony                                  Balcony
                                     Fireplace                                Fireplace
                                     Cable TV Ready                           Cable TV Ready
  Project Amenities                  Swimming Pool                            Swimming Pool
                                     Spa/Jacuzzi             Car Wash         Spa/Jacuzzi             Car Wash
                                     Basketball Court        BBQ Equipment    Basketball Court        BBQ Equipment
                                     Volleyball Court        Theater Room     Volleyball Court        Theater Room
                                     Sand Volley Ball        Meeting Hall     Sand Volley Ball        Meeting Hall
                                     Tennis Court            Secured Parking  Tennis Court            Secured Parking
                                     Racquet Ball            Laundry Room     Racquet Ball            Laundry Room
                                     Jogging Track           Business Office  Jogging Track           Business Office
                                     Gym Room                                 Gym Room

OCCUPANCY:
LEASING DATA:
  Available Leasing Terms
  Concessions
  Pet Deposit
  Utilities Paid by Tenant:                Electric           Natural Gas              Electric           Natural Gas
                                           Water              Trash                    Water             Trash

  Confirmation

  Telephone Number
NOTES:

COMPARISON TO SUBJECT:

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1            COMPARABLE R-2            COMPARABLE R-3

     BRIARWOOD            CONTINENTAL GARDENS             NOB HILL
13841 SW 90 Avenue        7941 SW 104 Street        9867 N. Kendall Drive
  Miami, Florida            Miami, Florida             Miami, Florida

    [PICTURE]                  [PICTURE]                 [PICTURE]

      N/A                        N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the Appraisal Institute or the designations awarded by these organizations) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally did not inspect the subject property. John S. Trabold, MAI provided significant real property appraisal assistance in the preparation of this report.

                                                -s- Alice MacQueen
                                                --------------------
                                                  Alice MacQueen
                                        Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                                    #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                                 ALICE MacQUEEN
                           VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Ms. MacQueen specializes in the appraisal of
                           investment real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                           She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                           In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                           Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

  Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION                  Realtors Institute of Virginia
                           Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser,
                            #30987

                           State of Florida, Certified General Appraiser, #RZ0002202

                           State of Georgia, Certified General Real Property Appraiser,
                            #239776

                           State of Minnesota, Certified General Real Property Appraiser,
                            #AP-20144872

                           State of New Mexico, General Certified Appraiser,
                            #001626-G

                           State of Utah, State Certified General Appraiser,
                            #CG00057001

PROFESSIONAL               American Society of Appraisers, Candidate
  AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
BRIAR BAY RACQUET CLUB, MIAMI, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.